VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of September 7, 2015, by and among Meredith Corporation, an Iowa corporation (“Marigold”), Media General, Inc., a Virginia corporation (“Montage”), and each of the Persons listed on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).
W I T N E S S E T H:
WHEREAS, as of the date of this Agreement, each Shareholder is the record and/or a “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the shares of Montage Voting Common Stock set forth opposite such Shareholder’s name on Schedule A attached hereto (all such shares of Montage Voting Common Stock, the “Owned Shares”, and together with any shares of Montage Voting Common Stock over which a Shareholder acquires record or beneficial ownership after the date hereof, the “Subject Shares”);
WHEREAS, concurrently herewith, Montage, Montage New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Montage (“New Holdco”), Montage Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Montage Merger Sub 2, Inc., an Iowa corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and Marigold are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Montage and Marigold wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Montage (the “First Merger”), with Montage being the surviving corporation in the First Merger, and (b) a merger of Merger Sub 2 with and into Marigold (the “Second Merger”, and together with the First Merger, the “Mergers”, and the effective time of the Second Merger, the “Second Merger Effective Time”), with Marigold being the surviving corporation in the Second Merger;
WHEREAS, (i) the affirmative vote of holders of a majority of all votes cast by holders of shares of Montage Voting Common Stock is the only vote of the holders of any class or series of Montage’s capital stock necessary to approve the Montage Charter Amendment and (ii) the affirmative vote of the holders of a majority of all votes cast, including, for these purposes, abstentions, by holders of shares of Montage Voting Common Stock is the only vote of the holders of any class or series of Montage’s capital stock necessary to approve the New Holdco Share Issuance (the affirmative votes described in clauses (i) and (ii), together, the “Required Montage Vote”); and
WHEREAS, as a condition to the willingness of Marigold to enter into the Merger Agreement, and as inducement and in consideration therefor, Marigold has required that the Shareholders agree, and the Shareholders have agreed, in their capacity as shareholders of Montage, to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1    Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
SECTION 1.2    Other Definitions. For purposes of this Agreement:
(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, neither Marigold nor Montage shall be deemed to be an Affiliate of any Shareholder.
(b)    “Montage Voting Common Stock” means the Voting Common Stock, no par value, of Montage.
(c)    “Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.
(d)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(e)    “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (a) the Second Merger Effective Time, and (b) the termination of the Merger Agreement in accordance with its terms; provided, however, the Voting Period shall be extended for 180 days from the date of termination if the Merger Agreement is terminated pursuant to (i) Section 8.1(d) thereof due to a breach by Montage, New Holdco, Merger Sub 1 or Merger Sub 2, (ii) Section 8.1(e)(i) thereof, (iii) Section 8.1(f) thereof, or (iv) Section 8.1(i) thereof by Marigold.
(f)    “Transfer” means (i) any direct or indirect sale, assignment, disposition or other transfer, either voluntary or involuntary, of any capital stock or any interest in any capital stock or (ii) in respect of any capital stock or interest in any capital stock, to enter into any swap or other agreement, transaction or series of transactions, in each case that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, the capital stock of Montage, and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock or interest in capital stock, whether any such transaction, swap or series of transactions is to be settled by delivery of securities, in cash or otherwise; provided, that no Transfer shall be deemed to have occurred as a result of the entry into, modification of or existence of any bona fide pledge of capital stock in connection with a secured borrowing transaction, the pledgee with respect to which is a financial institution in the business of engaging in secured lending and similar transactions and which has entered into such transaction in the ordinary course of business, or any foreclosure under any such pledge.
ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY
SECTION 2.1    Agreement to Vote.
(g)    Each Shareholder hereby agrees that during the Voting Period, at any meeting of the shareholders of Montage, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Montage or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Montage is sought with respect to the matters described in this Section 2.1, each Shareholder shall vote (or cause to be voted), or execute (or cause to be executed) consents with respect to, as applicable, all of the Subject Shares owned by such Shareholder as of the applicable record date (x) in favor of the approval and adoption of the Montage Charter Amendment, the New Holdco Share Issuance and the other transactions contemplated by the Merger Agreement, and (y) against each of the matters set forth in clauses (i), (ii), (iii) and (iv) below, whether such vote or consent is required or requested pursuant to applicable Law or otherwise:
(i)    any Acquisition Proposal with respect to Montage or any other merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Montage or any other business combination involving Montage or any of its Subsidiaries or any merger agreement or other definitive agreement with respect to any of the foregoing, in each case, other than the First Merger and the other transactions contemplated by the Merger Agreement and other than the Merger Agreement;
(ii)    any action or proposal to amend the Montage Organizational Documents, other than the Montage Charter Amendment;
(iii)    any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Montage contained in the Merger Agreement or of such Shareholder contained in this Agreement; and
(iv)    any action, proposal, transaction or agreement involving Montage or any of its Subsidiaries that is intended or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the First Merger or the other transactions contemplated by the Merger Agreement.
(h)    With respect to any meeting of the shareholders of Montage held during the Voting Period, each Shareholder shall, or shall cause the holder of record of its Subject Shares beneficially owned by such Shareholder on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.
(i)    Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of a Shareholder to vote (or cause to be voted), including by proxy or written consent, if applicable, in favor of, or against or to abstain with respect to, any matters presented to the shareholders of Montage.
SECTION 2.2    Grant of Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Marigold and any of its respective designees, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to such Shareholder’s Subject Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of its Subject Shares that is inconsistent with Section 2.1 or this Section 2.2. It is expressly agreed that the proxy granted herein shall survive beyond the eleventh month after the date hereof to the extent the Voting Period is still in effect.
SECTION 2.3    Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Subject Shares in respect of the Proxy Matters, and such Shareholder acknowledges that the proxy constitutes an inducement for Marigold to enter into the Merger Agreement. The proxy granted by each Shareholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder. The proxy granted hereunder shall terminate only upon the expiration of the Voting Period.
ARTICLE III
COVENANTS
SECTION 3.1    Restriction on Transferring Subject Securities.
(a)    Each Shareholder agrees that such Shareholder shall not, during the period from and including the date of this Agreement through and including the earlier to occur of (i) the date the Required Montage Vote shall have been obtained, and (ii) the termination of the Merger Agreement in accordance with its terms, Transfer, or cause or permit the Transfer of, any or all of such Shareholder’s Subject Shares, or any voting rights with respect thereto.
(b)    The restrictions set forth in Section 3.1(a) shall not apply to:
(i)    any Transfer of Subject Shares that is approved in writing by Marigold; or
(ii)    any Transfer of Subject Shares, provided that (x) the transferee shall concurrently with such Transfer execute a customary joinder in form and substance reasonably satisfactory to Marigold agreeing to be a “Shareholder” hereunder if such transferee is not already a party to this Agreement, provided that the transferee’s obligations under this Agreement shall terminate on the earlier to occur of (1) the date the Required Montage Vote shall have been obtained, and (2) the termination of the Merger Agreement in accordance with its terms, (y) the Shareholder that beneficially owns the Transferred Subject Shares prior to the Transfer shall be responsible for such transferee’s (and its direct or indirect subsequent transferees’) performance of its (or their) obligations as a Shareholder under this Section 3.1, and (z) any such Transfer of Subject Shares will not result in the conversion of such shares of Montage Voting Common Stock into shares of Montage Non-Voting Common Stock.
(c)    Each Shareholder agrees with, and covenants to, Marigold that such Shareholder shall not request that Montage register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Shareholder’s Subject Shares, unless such Transfer is made in compliance with this Agreement.
(d)    Any Transfer or attempted Transfer of Subject Shares or voting rights with respect thereto in violation of this Section 3.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and Montage shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Montage.
SECTION 3.2    No Shop Obligations of Each Shareholder.
(a)    Each Shareholder shall, and each Shareholder shall cause each of its Representatives to, immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Montage proposed on or prior to the date hereof. Each Shareholder agrees that, during the Voting Period, such Shareholder shall not, and such Shareholder shall cause its Representatives acting on its behalf not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage, (ii) furnish any non-public information regarding Montage or any of its Subsidiaries (or such Shareholder’s Subject Shares, or any interest therein) to any Person who has made an Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage, (iii) engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted), (iv) approve, endorse or recommend any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage or withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the First Merger and Second Merger; or (v) enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction with respect to Montage (“Restricted Activities”). A Shareholder shall promptly notify Montage and Marigold orally and in writing of any such Acquisition Proposal or Acquisition Inquiry received by the Shareholder in its capacity as a shareholder of Montage (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all modifications thereto).

(b)    Notwithstanding the foregoing, solely to the extent that Montage is permitted to engage in any Restricted Activities pursuant to Section 6.11 of the Merger Agreement, each Shareholder and its Representatives may participate in such Restricted Activities, provided that (i) such Shareholder has not breached this Section 3.2 and (ii) such action by such Shareholder and its Representatives would be permitted to be taken by Montage pursuant to Section 6.11 of the Merger Agreement.
SECTION 3.3    No Conversion of Montage Voting Common Stock. Each Shareholder agrees that, without the prior written consent of Marigold, during the Voting Period, such Shareholder shall not cause any shares of Montage Voting Common Stock held of record or beneficially owned by such Shareholder to be converted into shares of Montage Non-Voting Common Stock, and such Shareholder shall take all action necessary so that shares of Montage Voting Common Stock that are Subject Shares are not converted into shares Montage Non-Voting Common Stock. Each Shareholder agrees with, and covenants to, Marigold that such Shareholder shall not request that Montage register the conversion (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the shares of Montage Voting Common Stock that are Subject Shares into Montage Non-Voting Common Stock. Any conversion of shares of Montage Voting Common Stock in violation of this Section 3.3 shall, to the fullest extent permitted by Law, be null and void ab initio, and Montage shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported conversion on the share register of Montage.
ARTICLE IV
GENERAL COVENANTS
SECTION 4.1    General Covenants. Each Shareholder agrees that such Shareholder shall not:
(c)    enter into any agreement, commitment, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with, or would reasonably be expected to violate or conflict with, such Shareholder’s covenants and obligations under this Agreement; or
(d)    take any action that restricts or otherwise adversely affects such Shareholder’s legal power, authority and right to comply with and perform such Shareholder’s covenants and obligations under this Agreement.
SECTION 4.2    Cooperation. Each Shareholder shall reasonably cooperate with Marigold and Montage in connection with Marigold’s and Montage’s efforts to make any necessary filings and submissions with, and obtain any necessary consents, approvals, waivers and authorizations of, and actions or nonactions by, any Governmental Entity or any third party necessary to be made in connection with the transactions contemplated by the Merger Agreement, and shall provide to Marigold and/or Montage reasonably promptly any information regarding such Shareholder and its Affiliates as shall be reasonably requested by Marigold or Montage in connection with such efforts. Each Shareholder shall make as promptly as practicable all necessary filings and submissions required to be made by it with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
Each Shareholder hereby represents and warrants to Marigold and Montage as follows:
SECTION 5.1    Authorization. Such Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.
SECTION 5.2    Ownership of Subject Shares. As of the date hereof, such Shareholder does not own, beneficially or of record, any shares of Montage Voting Common Stock or any other securities of Montage other than such Shareholder’s Owned Shares listed opposite such Shareholder’s name on Schedule A attached hereto. As of the date hereof, except as set forth on Schedule A attached hereto, such Shareholder is the sole record and/or a beneficial owner of all of such Shareholder’s Owned Shares, free and clear of all Liens, including any restriction on the right to vote or otherwise transfer such Owned Shares, except as provided under this Agreement, including, without limitation, pledges contemplated by the terms of this Agreement, or pursuant to any applicable restrictions on transfer under the Securities Act.
SECTION 5.3    Power to Vote Shares. Such Shareholder has sole voting power, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. Any proxies granted by such Shareholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.
SECTION 5.4    No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and except for any filing required under Section 13 or Section 16 under the Exchange Act, and except for all necessary filings and submissions required to be made by a Shareholder with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person (other than such approvals of such Shareholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by such Shareholder, or the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of such Shareholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding, or other obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Shareholder, except for in each case under clauses (i) and (ii) as would not impair such Shareholder’s ability to perform its obligations under this Agreement.
SECTION 5.5    Transaction Fee. Except as otherwise disclosed by such Shareholder to Marigold in writing prior to the date of this Agreement, such Shareholder and its Affiliates have not employed any investment banker, broker or finder in connection with the transactions contemplated by the Merger Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the transactions contemplated by this Agreement.
SECTION 5.6    Acknowledgement. Such Shareholder understands and acknowledges that Marigold is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF MARIGOLD
Marigold hereby represents and warrants to the Shareholders as follows:
SECTION 6.1    Authorization. Marigold has all necessary legal capacity, corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Marigold and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Marigold, enforceable against Marigold in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.
SECTION 6.2    No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution of this Agreement by Marigold and the performance by Marigold of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by Marigold, or the consummation by Marigold of the transactions contemplated by this Agreement or compliance by Marigold with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Marigold, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which Marigold is a party or by which Marigold or any of its properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Marigold or any of its properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.
ARTICLE VII
TERMINATION
SECTION 7.1    This Agreement and all obligations of the parties hereunder shall automatically terminate upon the expiration of the Voting Period. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Section 8.2 and Sections 8.6 through 8.13 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior such termination.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.1    No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Shareholders have entered into this Agreement in their capacity as shareholders of Montage, and nothing in this Agreement shall limit, restrict or otherwise affect Soohyung Kim in his capacity as a director of Montage from acting in such capacity or voting in his sole discretion on any matter, including in exercising rights under the Merger Agreement.
SECTION 8.2    Publication. Each Shareholder hereby consents to and authorizes Montage and/or Marigold to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Entity, and any other announcements, disclosures or filings required by applicable Law such Shareholder’s identity and ownership of shares of Montage Voting Common Stock and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Merger Agreement; provided that Montage and Marigold shall give each Shareholder and its legal counsel a reasonable opportunity to review and comment on such publications or disclosures prior to being made public.
SECTION 8.3    Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Montage and each of the Shareholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
SECTION 8.4    Enforcement of Agreement; Specific Performance. The Shareholders acknowledge and agree that Marigold would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages alone and that Marigold would not have any adequate remedy at law. Accordingly, Marigold shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Shareholders further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Shareholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Shareholder agrees that Marigold’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Marigold may seek alternative remedies, including damages in the same or another proceeding.
SECTION 8.5    Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (ii) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    If to Marigold, addressed to it at:
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023
Attention: John Zieser
Facsimile: (512) 284-3840
with a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004-2400
Attention: J. Kevin Mills
Facsimile: (202)842-7899
(b)    If to Montage, addressed to it at:
Media General, Inc.
333 East Franklin Street
Richmond, Virginia 23293
Attention: Andrew C. Carington, Esq.
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Philip Richter, Esq.
Facsimile: (212) 859-4000
(c)    If to any Shareholder, addressed to it at the address set forth below such Shareholder’s signature hereto:
with a copy (which shall not constitute notice) to:

c/o Standard General LP
767 Fifth Avenue, 12th Floor
Attention: Joseph Mause
Facsimile: (212) 257-4738
or, in each case, to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.
SECTION 8.6    Headings; Titles. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
SECTION 8.7    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
SECTION 8.8    Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.
SECTION 8.9    Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Marigold may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of Marigold and its respective successors and assigns and shall be binding upon the Shareholders and the Shareholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Marigold or its respective successors and assigns and, in the case of the Shareholders, the Shareholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Shareholders, Montage and Marigold shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.
SECTION 8.10    Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.
SECTION 8.11    Governing Law and Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 8.12    Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.
SECTION 8.13    Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of an Shareholder’s failure to perform its obligations hereunder, Marigold agrees that no Shareholder (in its capacity as a Shareholder of Montage) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Montage of the Merger Agreement, and that Montage shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.
SECTION 8.14    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any other person any direct or indirect ownership or incident of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the holder thereof, and no other person shall have any authority to exercise any power or authority to direct any Shareholder in the voting of any of the Subject Shares except as provided in this Agreement.
SECTION 8.15    No Effect on Montage Voting Common Stock. Notwithstanding anything to the contrary in this Agreement or in Montage’s Amended and Restated Articles of Incorporation, Montage agrees that neither the execution and delivery by the Shareholders of this Agreement nor the performance by the Shareholders of any of the obligations hereunder will have any adverse effect on the Shareholders’ ownership of Montage Voting Common Stock. Without limiting the foregoing, in no event shall the execution and delivery by the Shareholders of this Agreement or the performance by the Shareholders of any of their obligations hereunder be deemed to constitute a Transfer of any Subject Shares or result in the conversion of any Subject Shares held by the Shareholders into shares of Montage Non-Voting Common Stock.
(Signature pages follow)

IN WITNESS WHEREOF, Montage, Marigold and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC.

By: /s/ Andrew C. Carington__
Name:     Andrew C. Carington
Title:     Vice President, General Counsel and Secretary

Signature Page to Voting and Support Agreement (SG)

IN WITNESS WHEREOF, Montage, Marigold and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

MEREDITH CORPORATION

By: /s/ Joseph Ceryance
Joseph H. Ceryanec
Chief Financial Officer

Signature Page to Voting and Support Agreement (SG)

IN WITNESS WHEREOF, Montage, Marigold and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

SHAREHOLDERS:

STANDARD GENERAL FUND L.P.

By: /s/ Joseph Mause_
Name:    Joseph Mause
Title:     Chief Financial Officer of the Manager

Address: c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153

STANDARD GENERAL COMMUNICATIONS, LLC

By:/s/ Joseph Mause_
Name:     Joseph Mause
Title:     Chief Financial Officer of the Manager

Address: c/o Standard General LP
767 Fifth Avenue, 12th Floor
New York, NY 10153

Signature Page to Voting and Support Agreement (SG)

Schedule A
Ownership of Montage Voting Common Stock

Shareholder	Shares of Montage Voting Common Stock
Standard General Fund L.P.	3,749,526 shares owned of record by Standard General Fund L.P. 15,128,683 shares owned of record by Standard General Communications LLC that are beneficially owned by Standard General Fund L.P.
Standard General Communications LLC	15,128,683 shares owned of record by Standard General Communications LLC

Notes:

1.	Certain of the Subject Shares are held in street name.

2.	Certain of the Subject Shares are subject to a pledge to secure a margin account.

Schedule A